Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Golden Phoenix Minerals, Inc.
Sparks, NV

We hereby consent to the use in this Post Affective Amendment No. 1 to Form S-1 Registration Statement of Golden Phoenix Minerals, Inc. of our report, dated March 28, 2008, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2007, and to all other references of our firm included in this Registration Statement Post Affective Amendment No. 1 to Form S-1.

HJ & Associates, LLC
Salt Lake City, Utah
October 9, 2008